Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Ascent Solar Technologies, Inc. of our report dated March 20, 2026, relating to the financial statements of Ascent Solar Technologies, Inc. as of and for the years ended December 31, 2025, and 2024. Our audit report includes an explanatory paragraph relating to Ascent Solar Technologies, Inc.’s ability to continue as a going concern.

/s/ Haynie

Haynie

Salt Lake City, Utah

June 26, 2026